EXHIBIT 10.8

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 4, 2005 (the “Agreement”), is by and among Harmon’s Machine Works, Inc., a Texas corporation (the “Company”), Jimmy Harmon, an individual residing in Midland, Texas (“JH”), and Turbeco, Inc., a Texas corporation (“Turbeco”).

W I T N E S S E T H:

WHEREAS, Turbeco desires to purchase substantially all of the assets of the Company;

WHEREAS, JH owns a controlling interest in the Company and thus would derive a substantial benefit from the consummation of the purchase transaction contemplated herein;

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
THE PURCHASE

Section 1.1.    Purchase. On and subject to the terms and conditions of this Agreement, at the Closing, Turbeco will purchase from the Company, and the Company will sell to Turbeco, all of the assets, rights, properties, and interests of the Company other than the assets specifically excluded pursuant to the terms of Section 1.2 (the “Acquired Assets”). The Acquired Assets will specifically include, but shall not be limited to, the following:

(a)    Fee title to the real property described on Schedule 1.1(a) (the “Real Estate”);

(b)    The leasehold rights of the Company with respect to the items of personal property which are described on Schedule 1.1(b) (the “Leased Assets”);

(c)    The machinery, office equipment, tools, shop equipment, computers, office supplies, vehicles, furnishings and fixtures, and other items of tangible personal property of the Company, including specifically but not limited to the items described on Schedule 1.1(c) (the “Tangible Personal Property”);

(d)    The inventories of finished goods, tooling inventory, work in progress and raw materials of the Company as of the Effective Time (the “Purchased Inventory”);

(e)    The accounts receivable of the Company as of the Effective Time (the “Accounts Receivable”);

(f)    The rights of the Company under the Operating Agreements (as defined in Section 3.17;

(g)    All prepaid expenses and deposits of the Company, and the claims, deposits, rights of recovery and causes of action of the Company;

(h)    The goodwill, tradename and trademarks of the Company;

(i)    All of the customer lists, customer files (including credit applications and reports, credit histories and applicable terms and conditions) books, records, ledgers, files, documents, correspondence, plans, studies, and drawings of the Company;

(j)    The cash and other working capital of the Company as of the Effective Time (the “Cash”); and

(k)    All of the other assets and properties of the Company, other than the assets listed on Schedule 1.2.

Section 1.2.    Excluded Assets.  Notwithstanding the foregoing, the Acquired Assets shall not include the assets listed on Schedule 1.2.

Section 1.3.    Purchase Price for Acquired Assets.  As consideration for the sale to it of the Acquired Assets, Turbeco shall:

(a)    Assume from the Company, up to a maximum aggregate assumed amount of $1,000,000, (i) the liabilities and obligations listed on Schedule 1.3(a), and (ii) the accounts payable of the Company (the “Accounts Payable”) set forth on the June 15, 2005 Financial Statements or arising subsequent to June 15, 2005, in the ordinary course of business which are identified in the Closing Statement (as defined in Section 1.7) (collectively, the “Assumed Liabilities”); and

(b)    Pay the Company a cash payment at Closing in the amount of $3,405,000, less any offsets provided for in Section 1.9 (the “Cash Payment”);

(c)    Cause Flotek Industries, Inc. (“Flotek”) to issue to the shareholders of the Company, as additional purchase price for the Acquired Assets, the number of shares (the “Flotek Shares”) of the common stock of Flotek, .0001 par value per share (the “Flotek Common Stock”) determined by dividing $600,000 by the Share Value. The Flotek Shares shall be allocated among the shareholders of the Company as indicated on Schedule 1.3(c). For purposes herein, the term “Share Value” shall mean the value of the Flotek Shares based on the average for the ten business days that precede the Closing Date of daily closing trading prices of the Flotek Common Stock on the American Stock Exchange.

Section 1.4.    Assumption of Liabilities. Turbeco has not and will not assume from the Company any liability or obligation other than the Assumed Liabilities.

Section 1.5.    Allocation. The parties will allocate for all purposes (including, but not limited to, financial accounting and tax purposes) the purchase price of the Acquired Assets as determined by Turbeco, subject to the approval of the Company, which approval will not be unreasonably withheld.

Section 1.6.    Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Purchase Transaction”) shall take place at the offices of the attorneys for Turbeco in Houston, Texas as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as Turbeco and the Company shall agree. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” The Closing will be effective at the election of Turbeco: (i) as of the beginning of the Closing Date, or (ii) as of the beginning of the first day of the month which the Closing Date occurs (in either case, the “Effective Time”).

Section 1.7.    Transfer Documents. At the Closing, each of the parties hereto will perform such acts and deliver such documents as are required pursuant to the terms hereof to be delivered at Closing, including but not limited to:

(a)    the Company and JH shall:

(i)    execute, acknowledge and deliver to Turbeco all deeds, bills of sale, endorsements, assignments, and other good and sufficient instruments of conveyance, sale, transfer and assignment as shall be required to vest effectively in Turbeco good and indefeasible title in and to the Acquired Assets, free and clear of all liens or encumbrances, including specifically, but not by way of limitation, an assignment, bill of sale and assumption agreement in the form of Exhibit 1.7 (the “Assignment”).

(ii)    deliver or cause to be delivered to Turbeco possession of all of the Acquired Assets capable of being physically delivered as contemplated in Section 1.10.

(iii)    deliver to Turbeco a closing statement, in a form reasonably satisfactory to Turbeco, selling forth the balances of Cash, Accounts Receivable, and Accounts Payable as of the Effective Time (the “Closing Statement”); and

(iv)    deliver the executed Agreements Not To Compete (as defined in Section 5.2).

(b)    Turbeco shall:

(i)    deliver to the Company the Cash Payment, in the form of a bank check or wire transfer;

(ii)    execute and deliver the Assignment; and

(iii)    cause the Flotek Shares to be issued as provided in Schedule 1.3(c).

Section 1.8.    Property Taxes. Any general property tax assessed against or pertaining to the Acquired Assets for the taxable period that includes the date of the Closing shall be prorated between Turbeco and the Company.

Section 1.9.    Offsets. The Cash Payment shall be offset and reduced at Closing to reflect any Working Capital Deficit and/or Environmental Remediation Expense. The term “Working Capital Deficit” means the excess, if any, of the aggregate balance of the Accounts Payable over the sum of the Cash and the aggregate balance of the Cash and Accounts Receivable. The term “Environmental Remediation Expense” means amounts paid or incurred by the Company in connection with the Environmental Remediation (as defined in Section 5.5).

ARTICLE II
REPRESENTATIONS AND
WARRANTIES OF TURBECO

Turbeco represents and warrants to the Company and JH as follows:

Section 2.1.    Organization and Qualification. Turbeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 2.2.    Authority; Non-Contravention; Approvals.

(a)    Turbeco has full corporate power and authority to execute and deliver this Agreement to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors of Turbeco and Flotek, and no other corporate proceedings on the part of Turbeco or Flotek are necessary to authorize the execution and delivery of this Agreement or the consummation by Turbeco of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Turbeco, and, assuming the due authorization, execution and delivery hereof by the Company and JH, constitutes a valid and legally binding agreement of Turbeco enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general equitable principles.

(b)    The execution and delivery of this Agreement by Turbeco and the consummation by Turbeco of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Turbeco under any of the terms, conditions or provisions of (i) the charter or bylaw of Turbeco, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Turbeco or any of its properties or assets or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Turbeco is now a party or by which Turbeco or any of its properties or assets may be bound or affected.

Section 2.3.    Flotek Shares. The Flotek Shares have been duly authorized and when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and non-assessable, and the issuance thereof is not subject to any preemptive or other similar right. Flotek has previously made available or delivered to the Company and its shareholders copies of the Form 10-KSB filed by it with the Securities and Exchange Commission (the “SEC”) with respect to the year ended December 31, 2005 and its quarterly report filed with the SEC on Form 10-QSB for the period ending March 31, 2005 (“Flotek SEC Reports”). As of their respective dates, the Flotek SEC Reports did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Flotek has not made any other representation regarding the Flotek Shares. The Flotek Shares will be restricted stock which will not be tradable on the open market under the applicable securities laws.

Section 2.4    Brokers and Finders. Turbeco has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Turbeco to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by Turbeco of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND JH

The Company and JH jointly and severally represent and warrant to Turbeco that:

Section 3.1.    Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business as a corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Company’s organizational documents, as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Turbeco.

Section 3.2.    Capitalization. JH owns 90% of the issued and outstanding stock of the Company. All of the shareholders of the Company are listed on Schedule 1.3.

Section 3.3.    Other Entities. The Company does not own stock or other ownership interests in any other entity.

Section 3.4.    Authority; Non-Contravention; Approvals.

(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been approved by the Board of Directors and shareholders of the Company, and no other corporate actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and JH, and, assuming the due authorization, execution and delivery hereof by Turbeco, constitutes a valid and legally binding agreement of the Company and JH, enforceable against the Company and JH in accordance with its terms, except that such enforcement may be subject to (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) general equitable principles.

(b)    Except as set forth in the disclosure schedule attached to this Agreement (the “Disclosure Schedule”), the execution and delivery of this Agreement by the Company and JH and the consummation by the Company and JH of the transactions contemplated hereby do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company under any of the terms, conditions or provisions of (i) the organizational documents of the Company, (ii) any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to the Company or any of its properties or assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, or any Operating Agreement to which the Company is now a party or by which the Company or any of its properties or assets may be bound or affected.

Section 3.5.    Financial Statements. The Company has furnished Turbeco with a balance sheet of the Company as of July 31, 2004 and the related statement of income for the calendar years then ended (including the notes thereto) and a balance of the Company as of June 15, 2005 and the related statement of income for the period then ended (collectively, the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and are accurate and complete and fairly present the financial condition and result of operations of the Company.

Section 3.6.    Absence of Undisclosed Liabilities. Except as disclosed in the Disclosure Schedule, the Company has not incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities or obligations (a) which are provided for in the Financial Statements or reflected in the notes thereto, (b) which were incurred after June 15, 2005, and were incurred in the ordinary course of business and consistent with past practices, or (c) liabilities or obligations under this Agreement.

Section 3.7.    Absence of Certain Changes or Events. Except as disclosed in the Disclosure Schedule, since June 15, 2005, the business of the Company has been conducted in the ordinary course of business consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect. Specifically, but not by way of limitation, since June 15, 2005, the Company has not engaged in or been subject to any of the actions described in Section 4.1. "Material Adverse Effect" means any event, occurrence, fact, condition, change, development or effect that is or could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Company, as applicable, taken as a whole, which is not reflected in the June 15, 2005 Financial Statements of the Company.

Section 3.8.    Accounts Receivable. The Accounts Receivable are valid, genuine and subsisting, arise out of bona fide sales and delivery of goods, performance of services or other business transactions in the ordinary course of business and are current and collectible. Each of the Accounts Receivable will be collected in full, without any set-off and without resort to litigation, within 120 days after the Closing.

Section 3.9.    Inventory. The inventory reflected in the June 15, 2005 Financial Statements consists of items that are usable and saleable in the ordinary course of business by the Company (the “Financial Statement Inventory”). Except as disclosed in the Disclosure Schedule, all items included in the Financial Statement Inventory and the Purchased Inventory are owned by the Company free and clear of any lien or encumbrance, and are not missing (except for sales made in the ordinary course of business since June 15, 2005) and are in good condition. No items included in the Financial Statement Inventory or the Purchased Inventory are held by the Company on consignment from others.

Section 3.10.    Tangible Assets. The Real Estate, the Tangible Personal Property and the Leased Assets constitute all of the tangible property necessary for the conduct by the Company of its business as now conducted. The Company has good and indefeasible title to the Real Estate and the Tangible Personal Property, free and clear of all mortgages, liens, pledges, charges, or encumbrance of any nature whatsoever, except as indicated on the Disclosure Schedule. All of the Tangible Personal Property and the Leased Assets are in good, serviceable condition and fit for the particular purposes for which they are used in the business of the Company, subject only to normal maintenance requirements and wear and tear reasonably expected in the ordinary course of business.

Section 3.11.    Employee Benefits. The Disclosure Schedule contains a complete list of “employee welfare plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”)) currently maintained by the Company or any person or trade or business under common control with the Company, or in which active or former employees of the Company (collectively, the “Affected Employees”) currently participate (which plans are hereinafter referred to as “Welfare Plans”). The Disclosure Schedule also contains a complete list of “employee pension benefit plans” as that term is defined in Section 3(2) of ERISA maintained by the Company or any person or trade or business under common control with the Company, or in which any such entity currently contributes or is required to contribute or in which Affected Employees currently participate (which plans are hereinafter referred to as “Pension Plans”). Neither the Company nor any of the Affected Employees participate or ever participated in any “multiemployer plan” (as that term is defined in Section 3(37) of ERISA). The Welfare Plans and Pension Plans, and any other plans of the type described in the first two sentences of this Section previously applicable at any time to the Company, are collectively referred to as the “Company Plans”. Each Company Plan is or was in compliance with the provisions of all applicable laws, rules and regulations, including, without limitation, ERISA and the Code. None of the Pension Plans has incurred any “accumulated funding deficiency” (as defined in Section 412(a) of the Code). The Company has not incurred any liability to the Pension Benefit Guaranty Corporation under Section 4062, 4063 or 4064 of ERISA, or any withdrawal liability under Title IV of ERISA with respect to any multiemployer plan. The Disclosure Schedule describes all bonuses and other compensation which will be payable to any of the employees of the Company as a result of the consummation of the Purchase Transaction, and any obligation to pay severance payments.

Section 3.12.    Litigation. Except as described in the Disclosure Schedule, there are no claims, suits, actions, or proceedings pending or, to the Knowledge of the Company, threatened against or relating to the Company, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. Except as described in the Disclosure Schedule, the Company is not subject to any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator. For purposes of this Agreement, "Knowledge" means the actual knowledge after reasonable inquiry of officers of the Company.

Section 3.13.    No Violation of Law. The Company is not in violation of or has been given notice or been charged with any violation of, any law, statute, order, rule, regulation, ordinance or judgment (including, without limitation, any applicable Environmental Law) of any governmental or regulatory body or authority. Except as disclosed in the Disclosure Schedule, as of the date of this Agreement, to the Knowledge of the Company, no investigation or review by any governmental or regulatory body or authority is pending or threatened, nor has any governmental or regulatory body or authority indicated an intention to conduct the same. The governmental permits or licenses of the Company (the “Permits”) are sufficient for the Company to conduct its business in the manner currently conducted, and the Company is not in violation of the terms thereof. The Company is not in violation of the terms of any of its Permits and is not required to possess any other permit, license, franchise, variance, exemption, order or other governmental authorization, consent or approval.

Section 3.14.    Real Property.

(a)    The Company does not own or has ever owned any interest of any kind (whether ownership, lease or otherwise) in any real property, except the Real Estate.

(b)    The improvements included in the Real Estate (the “Company Facilities”) are in good condition (reasonable wear and tear excepted), and are adequate for the operation of the Company's business as presently conducted. The Real Estate is not subject to any leases.

(c)    The Company’s use of the Company Facilities in the normal conduct of its business does not violate any applicable building, zoning or other law, ordinance or regulation affecting such real property, and no covenants, easements, rights of way or other such conditions of record impair the Company’s use of the Company Facilities in the normal conduct of its business.

(d)    The Company has not experienced any material interruption in the delivery of adequate quantities of any utilities or other public services to the Company Facilities required by the Company in the normal operation of its business.

Section 3.15.    Labor Matters. The Disclosure Schedule sets forth a list of each of the employees of the Company, and a description of the salaries and other compensation payable to such individuals. Except as set forth in the Disclosure Schedule, (a) there are no material controversies pending or, to the Knowledge of the Company, threatened between the Company on the one hand and any of its employees on the other, (b) the Company is not a party to a collective bargaining agreement of other labor union contract applicable to persons employed by the Company, nor does the Company have any Knowledge of any activities or proceedings of any labor union to organize any such employees, (c) the Company is not a party to any written agreement, memorandum, or understanding with respect to the employment of any individual, and (d) neither the Company or JH are aware of any intention of any employee to terminate his or her employment with the Company, either as a result of the Purchase Transaction or otherwise.

Section 3.16.    Environmental Matters. Except as set forth in the Disclosure Schedule:

(a)    no notice, demand, request for information, citation, summons or order has been received, no complaint has been served, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the Knowledge of the Company, is threatened by any governmental entity or other person relating to or arising out of any environmental law;

(b)    the Company is and has been in compliance with all Environmental Laws and environmental permits; and

(c)    there are no liabilities of or relating to the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any environmental law and there are no facts, conditions, situations or set of circumstances which could reasonable be expected to result in or be the basis for any such liability.

Section 3.17.    Material Contracts. The Disclosure Schedule lists all agreements, leases, commitments, contracts, undertakings or understandings, to which the Company is a party, including but not limited to service agreements, manufacturing agreements, purchase or sale agreements, supply agreements, distribution or distributor agreements, real estate leases, purchase orders, license agreements, customer orders and equipment rental agreements (the "Operating Agreements"). Each Operating Agreement is a valid, binding and enforceable agreement of the Company and, to the Knowledge of the Company, the other parties thereto. There has not occurred any breach or default under any Operating Agreement on the part of the Company or, to the Knowledge of the Company, any other parties thereto. No event has occurred which with the giving of notice or the lapse of time, or both, would constitute a default under any Operating Agreement on the part of the Company, or, to the Knowledge of the Company, any of the other parties thereto. There is no dispute between the parties to any Operating Agreement as to the interpretation thereof or as to whether any party is in breach or default thereunder, and no party to any Operating Agreement has indicated its intention to, or suggested it may evaluate whether to, terminate any Operating Agreement.

Section 3.18.    Brokers and Finders. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Company or JH to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the transactions contemplated hereby. There is no claim for payment by the Company or JH of any investment banking fees, finder's fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

Section 3.19.    Disclosure. No representation or warranty of the Company or JH set forth hereunder or in the schedules attached hereto or in any certificate delivered pursuant to Section 6.3(a) contains any untrue statement of the material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

ARTICLE IV
CONDUCT OF BUSINESS PENDING THE CLOSING

Section 4.1.    Conduct of Business of the Company. Prior to the Effective Time, the Company shall operate its business in, and only in, the usual, regular and ordinary course of business in substantially the same manner as operated on the date of this Agreement. JH will assure that the Company complies with the requirements of this Section. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, the Company will not:

(a)    Sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any of its assets other than inventory in the ordinary course of business consistent with past practice;

(b)    Make or declare a dividend, distribution or other payment to any of its members, or redeem any of its capital stock;

(c)    Adopt, amend or terminate any Company Plan;

(d)    Amend or terminate any Operating Agreement;

(e)    Enter into any transaction or agreement with JH, any family member of JH, or any entity owned or controlled by JH;

(f)    Make any payment or distribution to JH except payments of salary up to $59,705 per annum;

(g)    Enter into or modify any employment or severance agreement with any director, officer, or employee, or agree to increase the compensation of any officer, director or employee; and/or

(h)    Incur any indebtedness other than indebtedness incurred in the ordinary course of business.

Section 4.2.   Business Organization. Prior to the Effective Time, the Company and JH shall use their respective best efforts to (a) preserve intact the business organization of the Company, (b) keep available the services of the officers and employees of the Company, (c) preserve the goodwill of the Company, (d) maintain and keep the properties and assets of the Company in as good a repair and condition as presently exists, and (e) maintain in full force and effect its insurance coverage of the Company.

ARTICLE V
ADDITIONAL AGREEMENTS

Section 5.1.    Cooperation. The Company shall afford to Turbeco and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its properties, books, contracts, personnel, representatives of or contacts with governmental or regulatory authorities, agencies or bodies, commitments, and records (including, but not limited to, tax returns and any and all records or documents which are within the possession of governmental or regulatory authorities, agencies or bodies, and the disclosure of which the Company can facilitate or control) and, such parties as its representatives may reasonably request. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company or with the performance of any of the employees of the Company. No investigation pursuant to this Section shall affect any representation or warranty made by any party. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement,

Section 5.2.    Other Agreements. At the Closing, JH shall execute and deliver, and shall cause Ronald Warrick and Lloyd P. Hart to execute and deliver, agreements not to compete substantially identical to the form attached hereto as Exhibit 5.2 (the “Agreements Not To Compete”).

Section 5.3.    Further Assurances. JH and the Company shall execute, acknowledge and deliver or cause to be executed, acknowledged and delivered to Turbeco such assignments or other instruments of transfer, assignment and conveyance, in form and substance satisfactory to counsel of Turbeco, as shall be necessary to vest in Turbeco all of the right, title and interest in and to the assets of the Company, in each case free and clear of all liens, charges, encumbrances, rights of others, mortgages, pledges or security interests, and any other document reasonably requested by Turbeco in connection with this Agreement.

Section 5.4.    Expenses and Fees. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, regardless of whether the Closing occurs.

Section 5.5.    Environmental Remediation. Turbeco has received a copy of the Limited Phase II Assessment prepared by Phase Engineering, Inc. with respect to the Real Estate (the “Phase II Assessment”). The Company will perform all of the remediation and cleanup work recommended pursuant to the Phase II Assessment, and any other environmental remediation and cleanup work identified by Turbeco before the Closing Date, to the reasonable satisfaction of Turbeco (collectively, the “Environmental Remediation”).

Section 5.6.    Public Statements. The parties shall consult with each other prior to issuing any press release or any written public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or written public statement prior to such consultation.

Section 5.7.    Notification of Certain Matters. Each of the parties agrees to give prompt notice to each other of, and to use their respective reasonable best efforts to prevent or promptly remedy, (a) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect (or in all respects in the case of any representation or warranty containing any materiality qualification) at any time from the date hereof to the Effective Time and (b) any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

Section 5.8.    Employee Matters.

(a)    Effective immediately following the Closing, Turbeco shall offer employment to all of the employees of the Company who are engaged in the business in the United States, each of which who accepts a position shall hereinafter be referred to as a “Affected Employee” and shall become an employee of Turbeco, terminable at will. In order to facilitate the foregoing, the Company shall, effective immediately following the Closing, terminate the employment of all employees of the Company and take all appropriate steps necessary to comply with applicable law in connection with the termination of such employees.

(b)    Notwithstanding anything to the contrary contained in this Section, the parties acknowledge and agree that they do not intend to create any third-party beneficiary rights respecting any employee of the Company as a result of the provisions hereof and specifically hereby negate any intention to so create any third-party beneficiary rights.

(c)    With respect to employees, who accept employment with Turbeco, the Company will remain responsible for medical expenses covered under their plans actually incurred prior to the Effective Time and Turbeco will be responsible for all other medical expenses incurred on or after the Closing to the extent covered under their plans without the application of any waiting period for coverage generally applicable to newly hired employees. The Company shall make available, at such Affected Employee’s expense, medical coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to the Affected Employees to the extent required by applicable law. The Company and Turbeco shall cooperate and coordinate with each other to provide continuity of health, hospitalization, life, travel and accident insurance coverage for the Affected Employees. The cost of insurance coverage for the Affected Employees from and after the Effective Time shall be borne by Turbeco.

(d)    Turbeco and the Company shall complete and furnish to each other any other employee data as shall be reasonably required from time to time for each party to perform and fulfill its obligations under this Section 5.8.

(e)    The Company agrees that it shall be solely responsible for all liability, costs and expenses (including attorneys’ fees) for all employment claims (collectively, the “Employment Claims”) by any employee or former employee of the Company which accrued prior to the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by employees of the Company. Turbeco agrees that it shall be responsible for all Employment Claims by any Affected Employee who accepts employment with Turbeco which accrued after the Effective Time relating to arbitrations, unfair labor practice charges, employment discrimination charges, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other claims or charges of or by the Affected Employees. The Disclosure Schedule sets forth a brief description of any known Employment Claims that have been filed or may be filed after the date hereof arising out of conditions, actions or events that occurred before the Effective Time.

ARTICLE VI
CONDITIONS TO CLOSING

Section 6.1.    Conditions to Obligation of the Company to Effect the Purchase Transaction. Unless waived by the Company, the obligation of the Company to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional condition:

(a)    Turbeco shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) its agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Turbeco contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and the Company shall have received a certificate executed on behalf of Turbeco by the President or a Vice President of Turbeco and on behalf of Turbeco by the Chief Executive Officer of Turbeco to that effect; and

Section 6.2.    Conditions to Obligations of Turbeco to Effect the Purchase Transaction. Unless waived by Turbeco, the obligations of Turbeco to effect the Purchase Transaction shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)    the Company and JH shall have performed in all material respects (or in all respects in the case of any agreement containing any materiality qualification) their respective agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of the Company and JH contained in this Agreement shall be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Turbeco shall have received a certificate executed on behalf of the Company by the President and Chief Executive Officer of the Company to that effect;

(b)    since June 15, 2005, there shall have been no changes that constitute, and no event or events shall have occurred which have resulted in or constitute, a Material Adverse Effect; and

(c)    Turbeco shall have received the amount of debt and equity financing reasonably required to consummate the Purchase Transaction, from parties and pursuant to terms acceptable to Turbeco, in its sole and absolute discretion.

ARTICLE VII
INDEMNIFICATION

Section 7.1.    Indemnification of Turbeco. JH and the Company shall jointly and severally indemnify Turbeco and its officers, directors, employees and agents against, and hold each of them harmless from and against, any and all claims, actions, causes of action, arbitrations, proceedings, losses, damages, liabilities, judgments and expenses (including, without limitation, reasonable attorneys' fees) ("Indemnified Amounts") incurred by the indemnified party as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of the Company or JH in this Agreement, (b) any violation or breach by the Company or JH of or default by the Company or JH under the terms of this Agreement, (c) any event or occurrence relating to the business of the Company occurring prior to the Effective Time, including specifically, but not by way of limitation, the Environmental Remediation, and/or (d) any product liability or other claims concerning products sold by the Company prior to the Effective Time except the Warranty Obligation (as defined in Section 7.2). The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of its rights under this Section.

Section 7.2.    Indemnification of JH and the Company. Turbeco shall indemnify JH and the Company against, and hold each of them harmless from and against, any and all Indemnified Amounts incurred by JH or the Company as a result of (a) any error, inaccuracy, breach or misrepresentation in any of the representations and warranties made by or on behalf of Turbeco in this Agreement, (b) any violation or breach by Turbeco of or default by Turbeco under the terms of this Agreement, and/or (c) the cost to repair and/or replace defective products sold by the Company prior to the Effective Time, to the extent required pursuant to the warranty policy of the Company in effect at the time of the sale (the “Warranty Obligation”). The indemnified party shall be entitled to recover its reasonable and necessary attorneys' fees and litigation expenses incurred in connection with successful enforcement of his rights under this Section.

Section 7.3.    Procedure. The defense of any claim, action, suit, proceeding or investigation subject to indemnification under this Article shall be conducted by the indemnifying party. If the indemnifying party fails to conduct such defense, the indemnified parties may retain counsel satisfactory to them and the indemnifying party shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received. The party not conducting the defense will use reasonable efforts to assist in the vigorous defense of any such matter, provided that such party shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any indemnified party wishing to claim indemnification under this Article VII, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the indemnifying party (but the failure so to notify a party shall not relieve such party from any liability which it may have under this Article VII except to the extent such failure materially prejudices such party). If the indemnifying party is responsible for the attorneys’ fees of the indemnified parties, then the indemnified parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more indemnified parties.

Section 7.4.    Express Negligence Rule. The indemnification obligations under this Article VII shall apply regardless of whether any suit or action results solely or in part from the active, passive or concurrent negligence of the indemnified party. The rights of the parties to indemnification under this Article VII shall not be limited due to any investigations heretofore or hereafter made by such parties or their representatives, regardless of negligence in the conduct of any such investigations.

ARTICLE VIII
MISCELLANEOUS

Section 8.1.    Termination. This Agreement may be terminated at any time prior to the Effective Time, as follows:

(a)    the Company shall have the right to terminate this Agreement:

(i)    if the representations and warranties of Turbeco shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of the subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to Turbeco by the Company;

(ii)    if the Purchase Transaction is not completed by December 31, 2005 (provided that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to the Company if the failure of the Company to fulfill any obligation to Turbeco under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii)    if Turbeco (A) fails to perform in any material respects any of its covenants (or in all respects in the case of any covenant containing any materiality qualification) in this Agreement and (B) does not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after written notice of such default is given to Turbeco by the Company.

(b)    Turbeco shall have the right to terminate this Agreement:

(i)    if the representations and warranties of the Company shall fail to be true and correct in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) on and as of the date made or, except in the case of any such representations and warranties made as of a specified date, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (or in all respects in the case of any representation or warranty containing any materiality qualification) within 30 days after written notice of such failure is given to the Company by Turbeco;

(ii)    if the Purchase Transaction is not completed by December 31, 2005 (provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Turbeco if the failure of Turbeco to fulfill any obligation to the Company under or in connection with this Agreement has been the cause of or resulted in the failure of the Purchase Transaction to occur on or before such date); or

(iii)    if the Company or JH (A) fails to perform in any material respect (or in all respects in the case of any covenant containing any materiality qualification) any of their covenants in this Agreement and (B) do not cure such default in all material respects (or in all respects in the case of any covenant containing any materiality qualification) within 30 days after notice of such default is given to the Company by Turbeco.

Section 8.2.    Effect of Termination. In the event of termination of this Agreement by either Turbeco or the Company pursuant to the provisions of Section 8.1, this Agreement shall forthwith become void and there shall be no further obligations on the part of the Company, Turbeco, or its respective officers or directors, or JH to perform any covenant or provision of this Agreement which otherwise would be required to be performed after the date of termination (except as set forth in this Section 8.2 and in Sections 5.4 and 8.9, all of which shall survive the termination). Nothing in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.

Section 8.3.    Remedies. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or he may be entitled at law or equity.

Section 8.4.    Notices. All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be deemed sufficiently given: (i) when delivered personally during a business day to the appropriate location described below or telefaxed to the telefax number indicated below, or (ii) five (5) business days after the posting thereof by United States first class, registered or certified mail, return receipt requested, with postage fee prepaid and addressed:

If to Turbeco:	7030 Empire Central Drive
Houston, Texas 77040
Telefax No. (713) 466-8386

With a copy to:	Casey W. Doherty
Doherty & Doherty LLP
1717 St. James Place, Suite 520
Houston, Texas 77056
Telefax No. (713) 572-1001

If to the Company or JH:	11317 West Country Road, Suite 128
Odessa, Texas 79765
Telefax No. (432) 563-1873

Section 8.5.    Successors. This Agreement shall be binding upon each of the parties upon their execution, and inure to the benefit of the parties hereto and their successors and assigns.

Section 8.6.    Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument.

Section 8.7.    Section Headings. The section headings used herein are descriptive only and shall have no legal force or effect whatsoever. Except to the extent the context specifically indicates otherwise, all references to articles and sections refer to articles and sections of this Agreement, and all references to the exhibits and schedules refer to exhibits and schedules attached hereto, each of which is made a part hereof for all purposes.

Section 8.8.    Gender. Whenever the context so requires, the masculine shall include the feminine and neuter, and the singular shall include the plural and conversely.

Section 8.9.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, U.S.A., applicable to agreements and contracts executed and to be wholly performed there, without giving effect to the conflicts of law principles thereof.

Section 8.10.   Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Section 8.11.   Waiver. Any waiver by either party to be enforceable must be in writing and no waiver by either party shall constitute a continuing waiver.

Section 8.12.   Entire Agreement. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first set forth above.

THE COMPANY:

HARMON’S MACHINE WORKS, INC., a Texas corporation

By:	/s/ Jimmy Harmon
Name:
Title:

TURBECO:

TURBECO, INC., a Texas corporation

By:	/s/ Jerry D. Dumas Sr,
Name:
Title:

JH:

/s/ Jimmy Harmon
Jimmy Harmon